Exhibit 99.1

Coeptis Therapeutics Enters into Exclusive Option Agreement with University of Pittsburgh for Rights to CAR-T Technologies Designed to Target Multiple Cancer Indications, Including Hematologic and Solid Tumors

Option agreement comprises three technologies and associated patent portfolios

Announcement marks the third strategic agreement for Coeptis this quarter designed to bolster its portfolio and complement its innovative cell therapy platforms

Wexford, PA, May 17, 2022 – Coeptis Therapeutics, Inc. (OTC PINK: COEP) (“Coeptis” or “the Company”), a biopharmaceutical company developing innovative cell therapy platforms for cancer, today announced entry into an exclusive option agreement with the University of Pittsburgh for the rights to three chimeric antigen receptor T cell (CAR-T) technologies that offer the potential to address a range of hematologic and solid tumors. Among the initial cancer indications under development are pre-clinical programs targeting breast cancer and ovarian cancer. Terms of the deal were not disclosed.

The exclusive option agreement involves the intellectual property rights to three technologies jointly developed in the laboratories of Jason Lohmueller, Ph.D., Assistant Professor of Immunology; Alexander Deiters, Ph.D., Professor of Chemistry; and Olivera Finn, Ph.D., Professor of Immunology: 1) mSA2 affinity-enhanced biotin-binding CAR, 2) universal self-labeling SynNotch and CARs for programable antigen-targeting, and 3) conditional control of universal CAR-T cells through stimulus-reactive adaptors. Per the option agreement, Coeptis paid the University of Pittsburgh a non-refundable fee for the exclusive option to license the patent rights to each of the three technologies. Coeptis has until October 29, 2022, to exercise the options and pay the specified exercise considerations. The option agreement may be extended an additional six months, subject to the agreement of both parties.

“2022 has been a transformational year for Coeptis, and this exclusive option agreement with the University of Pittsburgh provides an unprecedented opportunity to in-license three groundbreaking CAR-T technologies that we believe offer the potential to deliver CAR-T therapies to address both hematologic and solid tumors,” said Dave Mehalick, CEO of Coeptis Therapeutics. “We are excited to have the opportunity to collaborate with the University of Pittsburgh to advance these innovative CAR-T technologies, which have the potential to be applied to a wide range of cancers currently underserved by conventional treatment options and first-generation CAR-T therapies, including breast and ovarian cancer.”

“CAR-T offers the potential to revolutionize cancer treatment; however, there remain shortcomings with current CAR-T therapies that we believe, if addressed, could enable the technology to be utilized with additional types of cancer, including many solid tumors,” said Jason Lohmueller. “Our efforts at the University of Pittsburgh involve three core opportunities: creating a universal CAR-T system that maintains a high-binding affinity, while also offering greater control over toxicity; developing a technology that can target multiple antigens simultaneously; and enabling conditional cell receptor control for systemic control over CAR-T cells. We welcome the opportunity to partner with Coeptis to advance these technologies.”

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The option agreement with the University of Pittsburgh marks the third material event for Coeptis this quarter and follows the recently announced definitive merger agreement with Bull Horn Holdings Corp. (“Bull Horn”) (Nasdaq: BHSE), a special purpose acquisition company (SPAC) that is anticipated to close in the third quarter of 2022. Additionally, in April, Coeptis entered into a strategic agreement with Statera Biopharma, Inc. that gives Coeptis the right to acquire, subject to satisfaction of certain conditions, Statera's toll-like receptor 5 (TLR5) agonist platform, including entolimod, a clinical-stage product currently being developed as a treatment for acute radiation syndrome.

About Coeptis Therapeutics, Inc.
Coeptis Therapeutics, Inc., along with its wholly owned subsidiary Coeptis Pharmaceuticals, Inc. (together “Coeptis”), is a biopharmaceutical company developing innovative cell therapy platforms for cancer that have the potential to disrupt conventional treatment paradigms and improve patient outcomes. Coeptis' product portfolio and rights are highlighted by a cell therapy technology (CD38-GEAR-NK) and an in vitro diagnostic (CD38-Diagnostic) targeting CD38-related cancers, which the company is developing with VyGen-Bio and leading medical researchers at the Karolinska Institutet. Coeptis' business model is designed around maximizing the value of its current product portfolio and rights through in-license agreements, out-license agreements and co-development relationships, as well as entering into strategic partnerships to expand its product rights and offerings, specifically those targeting cancer. Coeptis was founded in 2017 and is headquartered in Wexford, Pa. For more information on Coeptis visit https://coeptistx.com/.

About the University of Pittsburgh
A nonsectarian, coeducational, state-related, public research university founded in 1787, the University of Pittsburgh (Pitt) is a member of the prestigious by-invitation-only Association of American Universities and internationally renowned as a leading center of learning and research in the arts, sciences, humanities, professions and health sciences. Comprising a Pittsburgh campus, which is home to 16 undergraduate, graduate and professional schools, and four Western Pennsylvania regional campuses, Pitt offers nearly 500 distinct degree programs and confers more than 8,500 degrees annually. Pitt has ranked among the top 10 recipients of funding from the National Institutes of Health since 1998 and is ranked among the top 10 American research universities nationally in terms of total federal science and engineering research and development obligations. For more information, visit www.pitt.edu.

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Cautionary Note Regarding Forward-Looking Statements

This press release and statements of our management made in connection therewith contain or may contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When we use words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate" or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. Forward-looking statements are not guarantee of future performance and involve significant risks and uncertainties that may cause the actual results (including, without limitation (i) whether we will exercise the option with the University of Pittsburgh, or the benefits of the technology subject to such option and (ii) whether we will be able to close our proposed merger with Bull Horn Holdings Corp., each as described herein) to differ materially and perhaps substantially from our expectations discussed in the forward-looking statements. All forward-looking statements are subject to significant uncertainties and risks including, but not limited, to those risks contained or to be contained in reports and other filings filed by us with the Securities and Exchange Commission. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in our filings made or to be made with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. We undertake no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof unless required by applicable laws, regulations or rules.

CONTACTS

Coeptis Therapeutics

Investors

Tiberend Strategic Advisors, Inc.

Jon Nugent

jnugent@tiberend.com

Media

David Schemelia

dschemelia@tiberend.com

Bull Horn Holdings Corp.
Edelman
bullhornmedia@edelman.com

University of Pittsburgh

Innovation Institute

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